Exhibit 10.1

COOPERATION AGREEMENT
This Agreement dated March 16, 2017 is by and between JANA Partners LLC (“JANA”) and Blackhawk Network Holdings, Inc. (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Representations and Warranties of the Company. The Company represents and warrants to JANA that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
2.    Representations and Warranties of JANA. JANA represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by JANA, and is a valid and binding obligation of JANA, enforceable against JANA in accordance with its terms. As of the date of this Agreement, JANA beneficially owns 2,602,719 shares of the Company’s common stock and has voting authority over such shares.
3.    Board Nomination and Other Company Matters.
(a)    In accordance with the Company’s Bylaws and Delaware law, the Company agrees that, effective no later than the next meeting (the “April Board Meeting”) of the Board of Directors of the Company (the “Board”), which shall be held not later than April 24, 2017, and prior to taking any other formal action at such meeting, the Board will:
(b)    increase the size of the Board to thirteen (13) members; and
(c)    appoint Robert Henske and Jeffrey H. Fox (together, the “JANA Nominees”) (other than in the case of the refusal or inability of any such person to serve, in which case, the Board shall appoint his/her substitute chosen in accordance with Section 3(e)) as Company directors to fill the vacancies created thereby and to have the same rights of participation in all other matters undertaken at the April Board Meeting as the other Company directors; provided, however, that as a condition to the appointment of each JANA Nominee, such JANA Nominee shall have completed and executed the Company’s 2017 Questionnaire for Potential Director Nominees, provided that such document has not been amended in any material respect from the version provided to JANA prior to the date of this Agreement, and have agreed to comply with all policies, codes of conduct, confidentiality obligations and codes of ethics applicable to all of the Company’s directors, including the Company’s Code of Business Conduct (which shall not be amended to disqualify any JANA Nominee based on any arrangement between JANA and such JANA Nominee pursuant to which such JANA nominee has agreed to be appointed which has been disclosed to the Company as of the date hereof), to provide the information regarding themselves that is required to be disclosed for candidates for directors and directors in a proxy statement under the federal securities laws of the United States of America and/or applicable NASDAQ rules and regulations, and to provide such other customary information as reasonably requested by the Company; and provided, further that any JANA Nominee may participate in the April Board Meeting telephonically if unable to attend in person.
(d)    The Company agrees that:
(1)    The Board will not take any formal action prior to appointing the JANA Nominees to the Board;
(2)    at the 2017 annual meeting of the Company’s stockholders (the “2017 Annual Meeting”), the Board will nominate the JANA Nominees (other than in the case of the resignation, refusal or inability of any such person to serve, in which case, the Board shall nominate his/her substitute chosen in accordance with Section 3(e)), together with the other persons included in the Company’s slate of nominees for election as director at the 2017 Annual Meeting in accordance with Section 3(d), as directors of the Company, in each case with a term expiring at the 2018 annual meeting of the Company’s shareholders (the “2018 Annual Meeting”);
(3)    the Board will recommend that the shareholders of the Company vote to elect the JANA Nominees as directors of the Company at the 2017 Annual Meeting; and
(4)    the Company shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of the JANA Nominees at the 2017 Annual Meeting (it being understood that such efforts shall be not less than the efforts used by the Company to obtain the election of any other independent (as determined under the listing rules of the NASDAQ Stock Market (“NASDAQ”)) director nominee nominated by it to serve as a director on the Board at the 2017 Annual Meeting).

(e)    The Company agrees that if any of the JANA Nominees resigns as a director or otherwise refuses to or is unable to serve as a director at any time prior to the 2018 Annual Meeting, including as a result of death or disability, JANA shall be entitled to designate a replacement director who shall be independent of JANA, would be considered an independent director of the Company under the listing rules of NASDAQ, is reasonably acceptable to the Board as a replacement director and has a comparable amount of business experience, although such experience need not be in the same industry or industries, provides the information required by Section 3(a) and is in equally good standing in all material respects, as the JANA Nominee being replaced. For the avoidance of doubt, the substitute director shall thereafter be deemed a JANA Nominee for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement applicable to the resigning JANA Nominee prior to his or her resignation, and such person shall be appointed to the Board to serve the unexpired term, if any, of such JANA Nominee.
(f)    Other than the JANA Nominees, the Board will not nominate more than eleven (11) other individuals for election at the 2017 Annual Meeting.
(g)    Until the 2018 Annual Meeting, the Company shall not increase the size of the Board in excess of thirteen (13) members, and shall not decrease the size of the Board if such decrease would require the resignation of one or more of the JANA Nominees. Other than for vacancies filled pursuant to Section 3(e) or arising as a result of a breach of this Agreement by the Company, nothing in this Agreement shall prevent the Company from filling all vacancies in accordance with the Bylaws of the Company.
(h)    The Company will take appropriate action so that, prior to the 2018 Annual Meeting, its director change of position guideline does not require a JANA Nominee to resign by reason of any material change in his or her position held at the time such JANA Nominee was appointed to the Board.
4.    Cost Savings Committee.
(a)    At the April Board Meeting, the Board shall establish a new committee of the Board (the “Cost Savings Committee”), whose purpose will be to evaluate all options for increasing cost savings, including by, if the Cost Savings Committee so determines, engaging a cost consultant selected by the Cost Savings Committee to conduct a cost review. There shall be four (4) members of the Cost Savings Committee, two of whom shall be the JANA Nominees. For so long as the Cost Savings Committee exists, during the Cooperation Period the Board shall not increase the size of the Cost Savings Committee. In the event of the replacement as set forth in Section 3(e) of any JANA Nominee, his successor shall be promptly appointed to the committee seat vacated by such JANA Nominee.
5.    Cooperation.
(a)    JANA agrees that, from the date of this Agreement until the earliest of (i) the date that is thirty (30) calendar days prior to any applicable deadline by which a shareholder must give notice to the Company of its intention to nominate a director for election at or bring other business before the 2018 Annual Meeting under the Company’s Bylaws and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from JANA of material breach to remedy such material breach if capable of remedy) (such period, the “Cooperation Period”), neither it nor any of its Affiliates or Associates will in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, any of its officers or directors or any person who has served as an officer or director of the Company, including: (i) in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or any other governmental agency, (ii) in any press release or other publicly available format or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview), or otherwise.
(b)    The Company agrees that, from the date of this Agreement until the earliest of (i) the date that is thirty (30) calendar days prior to any applicable deadline by which a shareholder must give notice to the Company of its intention to nominate a director for election at or bring other business before the 2018 Annual Meeting under the Company’s Bylaws and (ii) any material breach of this Agreement by JANA (provided that JANA shall have three (3) business days following written notice from the Company of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will in any manner, directly or indirectly make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, JANA, any of its members, officers or directors or any person who has served as a member, officer or director of JANA, including: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview), or otherwise.

(c)    The limitations set forth in Sections 5(a) and 5(b) shall not prevent either party from responding to any public statement made by the other party of the nature described in Sections 5(a) and 5(b) if such statement by the other party was made in breach of this Agreement.
(d)    During the Cooperation Period, JANA shall cause all shares of the Company’s capital stock (“Shares”) beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates (including without limitation all Shares beneficially owned as of the respective record dates for the 2017 Annual Meeting and as of the record dates for any special meeting of shareholders) over which it exercises or has voting authority, to be present for quorum purposes and to be voted, at such meetings or at any adjournments or postponements thereof, in favor of the current members of the Board (including the JANA Nominees) that will be up for election at such meetings and in accordance with the Board’s recommendations with respect to any other proposal or business that may be the subject of shareholder action at such meetings and not to submit any proposal for consideration at, or bring any other business before, such meetings or initiate, encourage or participate in any “withhold” or similar campaign with respect to the election of directors at any such meeting and shall not permit any of its Affiliates or Associates to do any of the foregoing or publicly or privately encourage or support any other stockholder to take any such actions, provided, however, that, notwithstanding anything herein to the contrary, with respect to (a) a proposal to authorize or approve any tender offer, exchange offer, merger, acquisition, recapitalization or consolidation (an “Extraordinary Transaction”) involving the Company or its securities or assets, (b) matters related to the implementation of takeover defenses, or (c) new or amended incentive compensation plans submitted for stockholder approval, JANA and each JANA Affiliate may vote its Shares in its sole discretion.
(e)    During the Cooperation Period, JANA will not, and shall cause its Affiliates and Associates to not, directly or indirectly, without the prior written consent of the Company:
(i)    acquire, seek or propose (publicly or otherwise) to acquire, beneficial ownership, directly or indirectly, of any additional Shares or rights or options to acquire any additional Shares if such acquisition would cause JANA’s beneficial ownership to exceed 9.9% of the Company’s common stock;
(ii)    seek or propose (publicly or otherwise) to influence or control the management or policies of the Company, seek or propose (publicly or otherwise) to obtain representation on the Board, to remove any member of the Board or to fill any vacancies on the Board (except as set forth herein), make a request for any stockholder list or other Company books and records, conduct a referendum of shareholders, present at any annual meeting or any special meeting of the Company’s shareholders or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or publicly request permission to do any of the foregoing, or take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (ii);
(iii)    submit (publicly or otherwise) a proposal or request for, offer of (with or without conditions), or take any action in support of a proposal or request for, or offer of, any Extraordinary Transaction, any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, any other material change in the Company’s business or corporate structure, any modifications to the Company’s Certificate of Incorporation or Bylaws, the delisting of a class of securities of the Company from any stock exchange, or any action that would result in a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (iii);
(iv)    request (publicly or otherwise) a special meeting of the Company’s shareholders or submit, or participate in, or be the proponent of, any shareholder proposal to the Company;

(v)    encourage, assist or enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly set forth in this Agreement;
(vi)    other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by JANA or any JANA Affiliate to any person not a party to this Agreement (a “Third Party”) that, to JANA’s or the JANA Affiliate’s knowledge (after due inquiry in connection with a private, non-open-market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC) would result in such Third Party, together with its affiliates and associates, owning or controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of the Company’s common stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of the Company’s common stock outstanding at such time.
(vii)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;
(viii)    make any public disclosure regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;
(ix)    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 9; or
(x)    enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with the foregoing.
(f)    JANA also agrees not to, and to cause its Affiliates and Associates not to, request during the Cooperation Period that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section (including this sentence), publicly or in a manner that is intended to or would reasonably be expected to require public disclosure of such request.
(g)    Nothing in this Agreement shall be deemed to limit JANA’s ability to provide its views privately to the Board or management on any matter or to privately request a waiver of any provision of this Agreement, provided that such actions are not intended to and would not reasonably expected to require public disclosure of such actions.
6.    Public Announcement.
(a)    JANA and the Company shall announce this Agreement and the material terms hereof including the terms of Section 6 by means of a joint press release in the form attached hereto as Exhibit A (the “Press Release”) as soon as practicable but in no event later than 9:00 a.m., New York City time, on March 20, 2017.
(b)    None of JANA, any of its Affiliates or Associates, or the JANA Nominees shall issue a press release in connection with this Agreement or the actions contemplated hereby.

7.    Definitions.    For purposes of this Agreement:
(a)    the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b)    the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all Shares which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all Shares which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose; and
(c)    the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
8.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:	Blackhawk Network Holdings, Inc. 6220 Stoneridge Mall Road Pleasanton, CA 94588 Attention: General Counsel Facsimile: 925-226-9743 Email: kirsten.richesson@bhnetwork.com
with a copy to:	Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, NY 10019 Attention: David E. Shapiro Facsimile: (212) 403-2000 Email: DEShapiro@wlrk.com
if to JANA:	JANA Partners LLC 767 Fifth Avenue, 8th Floor New York, New York 10153 Attention: General Counsel Facsimile: (212) 455-0901 Email: legal@janapartners.com with a copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Marc Weingarten, Esq., Eleazer Klein, Esq., Aneliya Crawford, Esq.
Email: marc.weingarten@srz.com; eleazer.klein@srz.com; aneliya.crawford@srz.com
Facsimile: (212) 593-5955

9.    Specific Performance; Remedies.
(a)        In furtherance and not in limitation of Section 9(b), the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
(b)        Notwithstanding any other Section in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that JANA (or any Affiliate or Associate of JANA) fails to perform or otherwise fulfill its obligations set forth in Section 5 in any material respect, and shall not have remedied such failure or non-fulfillment if capable of being remedied or fulfilled within three (3) business days following written notice from the Company of such failure or non-fulfillment, the Company shall not be required to perform or fulfill its obligations set forth in Sections 3, 4 or 5 and the JANA Nominees shall each promptly tender their resignation as a member of the Board effective immediately upon its acceptance by the Company. As a condition to nomination and/or appointment to the Board pursuant to this Agreement, each JANA Nominee shall have executed an irrevocable letter agreement with the Company in which each such JANA Nominee shall agree to resign if required in accordance with the immediately preceding sentence.
10.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
11.    Termination. This Agreement shall terminate on the expiry of the Cooperation Period.
12.    Counterparts. This Agreement may be executed in two (2) or more counterparts which together shall constitute a single agreement.
13.    No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.
14.    No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.
15.    Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.
16.    Interpretation and Construction.
(a)        The Company acknowledges that its Board is bound by the obligations of the Company hereunder.
(b)        Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

BLACKHAWK NETWORK HOLDINGS, INC.		JANA PARTNERS LLC

By:	/s/ Talbott Roche	By:	/s/ Charles Penner
Name:	Talbott Roche	Name:	Charles Penner
Title:	President and Chief Executive Officer	Title:	Partner and CLO

[Signature Page to the Agreement]

EXHIBIT A

[PRESS RELEASE]

A-1